Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-283228) and Registration Statements on Form S-8 in connection with the Company’s 2019 Omnibus Equity Incentive Plan (File No. 333-257460) of FitLife Brands, Inc. of our report dated March 31, 2026 relating to the financial statements of FitLife Brands, Inc. as of December 31, 2025 and 2024 and for the years then ended appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/Weinberg & Company, P.A.

Los Angeles, California

March 31, 2026